Exhibit 99.1

August 18, 2016
The Board of Directors
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204

Lady and Gentlemen,
E Acquisition Corporation, an Indiana corporation to be owned principally by me, and, I expect, also by certain officers, directors and other shareholders of Emmis (“Purchaser”), is pleased to offer to acquire, all of the outstanding shares of Class A Common Stock of Emmis Communications Corporation (“Emmis”) that are not beneficially owned by me or certain rollover investors at a cash purchase price of $4.10 per share. I currently beneficially own shares of Emmis’s Class A Common Stock and Class B Common Stock representing approximately 52% of the total voting power of Emmis’s Common Stock, with such shares representing approximately 13% of the total voting power in connection with a going private transaction in which I participate.
We believe that this offer is fair to and in the best interest of Emmis and its various constituencies, including its public shareholders. This offer represents premiums of approximately 25% and 3% over the 90-day volume weighted average closing price and closing price of Emmis’s Class A Common Stock on August 17, 2016. Moreover, in light of the limited trading market and institutional investor interest in the Common Stock, and the lack of significant analyst coverage, we believe the proposed transaction represents a particularly attractive liquidity opportunity for the company’s public shareholders.
We intend to invite a small group of rollover investors, which we expect will include certain other officers and directors of Emmis and a limited number of other accredited investors, to join in the offer as proposed by acquiring equity interests in the Purchaser.
There is no financing contingency to this proposal, as we have obtained a committed acquisition facility from an affiliate of Falcon Investment Advisors, LLC.
Upon the completion of this transaction, Emmis would no longer be a reporting company registered with the Securities and Exchange Commission and would no longer have any public shareholders with stock traded on Nasdaq. In addition, we intend to attempt to reduce Emmis’s indebtedness by selling certain non-core assets of the business. Accordingly, we will be exploring strategic alternatives for Emmis’s publishing division (other than Indianapolis Monthly magazine), WLIB-AM (New York, New York) and its radio stations in Terre Haute, Indiana.
The offer is subject to (i) completion of due diligence by the financing sources, (ii) negotiation and execution of definitive financing and transaction documentation satisfactory to Purchaser and to Emmis, (iii) receipt of certain amendments to Emmis’s existing debt, (iv) absence of a material adverse change with respect to Emmis, and (v) receipt of all necessary governmental regulatory approvals, which we currently expect will be limited to FCC approvals and, if applicable, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Exhibit 99.1

We intend to structure the transaction so that it will also have to be approved by the vote of Emmis’s shareholders that the company’s articles of incorporation require for a going-private transaction in which I participate.
We expect that the Board of Directors of Emmis will form a special committee of independent directors to consider this proposal on behalf of Emmis’s public shareholders and to recommend to the Board of Directors whether to approve the proposal and recommend it to the Class A shareholders. I will vote in favor of that delegation of authority. I also will encourage the special committee to retain its own independent financial advisor and legal counsel to assist in its review. We would welcome the opportunity to present the proposal to the special committee as soon as possible, including a more detailed discussion of the structure of the contemplated transaction which we currently expect will be a merger.
In considering the offer, you should know that I am interested only in acquiring the publicly held shares of Emmis and, in my capacity as shareholder of Emmis, I will not agree to any other transaction involving Emmis or my shares of Emmis. You should also know that we intend to request, in the initial discussions with the special committee and its advisors, that the special committee approve and recommend to the Board of Directors that Emmis be authorized to pay all transaction related expenses incurred in connection with developing this offer and negotiating definitive terms and conditions of same, whether or not a transaction is consummated and that we do not intend to pursue this transaction without such authorization.
We expect to make appropriate filings on Schedule 13D disclosing this proposal promptly after delivery of this letter.
This letter is not intended to create or constitute any legally binding obligation, liability or commitment by Purchaser regarding the proposed transaction and there will be no legally binding contract or agreement between Emmis and Purchaser unless and until a definitive agreement is executed.
Our entire team looks forward to discussing with the special committee and its financial advisor and legal counsel to complete a mutually acceptable transaction. Should you have any questions, please contact us.
This proposal will remain open for the Board’s consideration until September 16, 2016, at which point it will expire without any further action.

Very truly yours,

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan, President
E Acquisition Corporation